EXHIBIT 23.2



                          Independent Auditor's Consent

We consent to the incorporation by reference in the Registration Statement of Fidelity Federal Bancorp on Form S-3 of our report dated January 25, 2002, on the financial statements of Fidelity Federal Bancorp appearing in Fidelity Federal Bancorp's Form 10-K for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in such Registration Statement.

BKD LLP


Evansville, Indiana
June 4, 2002